Exhibit 99.1

The Michaels Companies Announces Record Fourth Quarter and Fiscal 2015 Financial Results

•	Fourth quarter comparable store sales increased 3.1%, or 4.7% on a constant currency basis
•	Fourth quarter total net sales increased 4.6% to $1.7 billion, or 6.4% on a constant currency basis
•	Fourth quarter operating income increased 10.3% to $324.2 million; diluted EPS increased 16.0% to $0.87

IRVING, Texas, March 17, 2016 – The Michaels Companies, Inc. (NASDAQ: MIK) today announced financial results for the quarter and fiscal year ended January 30, 2016.

“I am very pleased with our fourth quarter results.  We improved our in-store shopping experience, increased our customer communications, offered a trend-right holiday assortment, and our customers responded,” said Chuck Rubin, Chairman and Chief Executive Officer.  “Our strong fourth quarter results helped drive our full year success.  We delivered against each of the financial goals we established at the beginning of fiscal 2015, despite stronger than expected headwinds from foreign exchange rates.  I want to thank all of our Team Members who stayed focused on our customers and our long-term strategy and delivered these record results.”

Fourth Quarter Income Statement Highlights

•

Net sales increased 4.6%, or 6.4% on a constant currency basis, to $1.7 billion from $1.6 billion in the fourth quarter of fiscal 2014.  Comparable store sales increased 3.1%, or 4.7% on a constant currency basis.

•

Gross profit increased 3.7% to $687.6 million from $663.1 million in the fourth quarter of fiscal 2014, driven by sales growth.  As a percent of sales, gross profit decreased 30 basis points to 40.9% compared to 41.2% in the fourth quarter of fiscal 2014. The decline was driven by clearance activity as part of ongoing department resets; the negative impact of foreign exchange rates; a shift in sales mix; and investments to improve the in-store environment.  The decrease was partially offset by improved sourcing and pricing efficiencies.

•

Selling, general and administrative expense, including store pre-opening costs (“SG&A”) decreased to $363.4 million compared to $369.1 million in the fourth quarter of fiscal 2014. As a percent of net sales, SG&A decreased 140 basis points to 21.6% versus 23.0% during the fourth quarter last year.  The decline in SG&A, as a percent of sales, was primarily due to lower performance-based compensation accruals and benefits and other payroll-related expenses, lower Canadian operating expenses due to the exchange rate, and leverage on comparable store sales.  In addition, the Company’s Fuel for Growth efforts continue to deliver cost savings and operational efficiencies.  The decrease was partially offset by an increase in expenses associated with operating 25 additional stores (net of closures) and increased advertising expense.

•

Operating income grew 10.3% to $324.2 million from $294.0 million in the fourth quarter of fiscal 2014.  As a percent of net sales, operating income increased 100 basis points to 19.3%. This includes a negative impact to operating income from the stronger U.S. dollar of $15 million, or 58 basis points, in the fourth quarter of fiscal 2015.

•

Interest expense decreased to $33.4 million from $39.2 million in the fourth quarter of fiscal 2014 due to the early redemption of $360.9 million of the 7.50%/8.25% PIK Toggle Notes (“PIK Notes”), funded with cash from operations during the fourth quarter of fiscal 2014 and second quarter of fiscal 2015.  Additionally, $2.4 million of losses on early extinguishment of debt and refinancing costs was incurred due to the accelerated amortization expense in the fourth quarter of fiscal 2015 associated with a voluntary $150.0 million principal payment on the Restated Term Loan Credit Facility (“Term Loan”) in December 2015.

•	The effective tax rate for the quarter was 36.2% compared to 36.4% for the fourth quarter of fiscal 2014.

•

Net income increased 17.3% to $183.7 million in the fourth quarter of fiscal 2015 compared to $156.6 million in the same quarter last year.  Diluted earnings per share increased 16.0% to $0.87 from $0.75 in the fourth quarter of fiscal 2014.

•

The Company opened one new Michaels store and closed one Michaels store and one Aaron Brothers store during the quarter, compared with two new Michaels stores and one Aaron Brothers closure in the fourth quarter of fiscal 2014. At the end of the fourth quarter, the Company operated 1,196 Michaels stores and 117 Aaron Brothers stores.

Fiscal 2015 Income Statement Highlights

•	For the full year, net sales increased 3.7%, or 5.3% on a constant currency basis, to $4.9 billion. Comparable store sales for fiscal year 2015 were 1.8% or 3.2% on a constant currency basis.

•

Operating income increased 15.0% to $720.6 million from $626.5 million in fiscal 2014. Excluding $37.8 million of IPO related costs and related party/sponsor fees ("adjusted operating income") in fiscal 2014, operating income increased 8.5% to $720.6 million from adjusted operating income of $664.3 million in fiscal 2014. As a percent of net sales, operating income increased 70 basis points to 14.7% compared to adjusted operating income of 14.0% of net sales in fiscal 2014. Fiscal 2015 operating income includes a negative impact from the stronger U.S. dollar of $37 million, or 52 basis points, in fiscal 2015.

•	Interest expense decreased $59.0 million to $139.4 million in fiscal 2015 due to debt pay-down in fiscal 2014 and fiscal 2015.

•

The effective tax rate was 36.6% compared to 38.1% for fiscal 2014.  The lower rate is primarily due to our decision in fiscal 2015 to reinvest the fiscal 2014 and fiscal 2015 earnings of our Canadian subsidiary into our operations outside of the U.S., which is taxed at a lower rate than the U.S.

•

Net income was $362.9 million, or $1.72 per diluted share, for fiscal 2015. Excluding IPO costs, related party/sponsor fees, and second quarter debt refinancing costs, and reflecting the go forward interest expense based on the Company's debt refinancing ("adjusted net income") in 2014, net income increased 19.4% from adjusted net income of $303.9 million, or $1.46 per diluted share, in fiscal 2014.  Fiscal 2015 net income includes a negative impact from the stronger U.S. dollar of approximately $22 million, or approximately $0.11 per diluted share.

Balance Sheet and Cash Flow Statement Highlights

•

The Company ended fiscal 2015 with $409.4 million in cash, $2.8 billion in debt, and approximately $586.8 million in availability under its asset-based revolving credit facility. Subsequent to the end of fiscal 2015, the Company acquired Lamrite West, Inc. and certain of its affiliates and subsidiaries for $150.0 million in cash.

•

Inventory at the end of the year was $1,002.6 million compared to $958.2 million at the end of fiscal 2014.  Average Michaels inventory on a per store basis, inclusive of inventory in transit, distribution centers and inventory for our e-commerce site grew 2.9% to $813.5 thousand compared to $790.4 thousand at the end of fiscal 2014.

•

Capital expenditures for the full year were $123.9 million as compared to $137.8 million in fiscal 2014.  The decline in capital expenditures was primarily due to lower investments in technology.  In fiscal 2014, the Company increased investments to support improved disaster recovery efforts.

•	The Company generated Free Cash Flow, defined as cash flow from operations less capital expenditures, of $380.1 million in fiscal 2015 compared to $304.2 million in fiscal 2014.

Capital Allocation Framework

"Michaels has a long history of strong and consistent cash generation, demonstrated in a range of economic environments,” said Chuck Sonsteby, Chief Financial and Chief Administrative Officer. “The guiding principle of our capital allocation strategy is to take a balanced and disciplined approach to our use of cash while maintaining flexibility to invest in areas with the greatest return to stakeholders, including investment in the growth of the business, debt pay-down and share repurchases.”

Reflecting the Company’s capital allocation strategy, on December 29, 2015, the Company paid down $150.0 million on the Term Loan from excess cash flow. At the end of fiscal 2015, the ratio of debt-to-Adjusted EBITDA was 3.2 times.

In addition, the Board of Directors has authorized the Company to purchase, from time to time, as market conditions warrant, $200 million of the Company’s common stock.  The share-repurchase program does not have an expiration date, and the timing and number of repurchase transactions under the program will depend on market conditions, corporate considerations, debt agreements, and regulatory requirements.

Outlook

"As we look to fiscal 2016, our strategic priorities remain unchanged. We will stay focused on our customer and improving her shopping experience by investing in our stores and simplifying store layouts; offering a relevant and compelling merchandise assortment that is also on-trend; utilizing more effective marketing; and making further progress on our Fuel for Growth program,” concluded Mr. Rubin.  “While we believe many of the headwinds we faced in 2015 will continue in 2016, including pressure from foreign exchange rates and a choppy retail environment, our 2016 sales and earnings outlook reflects the consistency and underlying resilience of the Michaels business.”

The Company’s guidance for fiscal 2016 excludes approximately $10 million to $12 million in integration costs and purchase accounting entries related to the integration of Lamrite West.  For fiscal 2016, the Company expects:

•	Comparable store sales to increase 2.2% to 2.7%, or 2.8% to 3.3% on a constant currency basis;
•	Total net sales growth, including revenues from Lamrite West, of 8.0% to 9.0%, or 8.6% to 9.6% on a constant currency basis;
•	Approximately 1.3% sales growth from 33 net new store openings, including 3 new Pat Catan’s stores;
•	Lamrite West to generate $225 million to $250 million in revenues;
•	Operating income to be in the range of $761 million to $786 million;
•	Annual interest expense to be approximately $129 million;
•	The effective tax rate to be approximately 37.0%;
•	Diluted earnings per common share to be between $1.88 and $1.96, based on diluted weighted average common shares of approximately 210 million; and
•	Capital expenditures of between $125 million and $135 million.

For the first quarter of fiscal 2016, the Company expects:

•	Comparable store sales growth of 1.9% to 2.4%, or 2.8% to 3.3% on a constant currency basis;
•	Approximately 11 net new store openings, including 1 new Pat Catan’s store;
•	Operating income of $145 million to $153 million;
•	Interest expense to be approximately $32 million;
•	The effective tax rate to be approximately 37.0%; and
•	Diluted earnings per common share of $0.34 to $0.36, based on diluted weighted average common shares of 209.5 million.

The outlook for fiscal 2016 includes the impact of unfavorable Canadian exchange rates and the Lamrite West transaction, excluding integration costs and purchase accounting entries.

In fiscal 2016, the currency impact of the weaker Canadian dollar is expected to negatively impact sales by approximately $13 million, operating income by approximately $6 million, and diluted earnings per common share by $0.02.  In the first quarter of 2016, the currency impact of the weaker Canadian dollar is expected to negatively impact sales by approximately $7 million, operating income by approximately $3 million, and diluted earnings per common share by $0.01.

The Company expects that the integration of Lamrite West will create near-term pressure on operating margin in fiscal 2016, reflecting the timing of profit recognition of the product Michaels procures through Lamrite West; the incorporation of the wholesale business, which has a lower gross margin rate than the Michaels business; and additional investments needed to integrate and enhance combined capabilities.  The Company expects that the negative impact of these pressures and the seasonality of the Lamrite West business in the first quarter of fiscal 2016 will be approximately $0.01.  Overall, the Company expects Lamrite West will be neutral to slightly accretive to fiscal 2016 diluted earnings per common share, excluding approximately $10 million to $12 million in integration costs and purchase accounting entries.

Conference Call Information

A conference call to discuss fourth quarter fiscal 2015 financial results is scheduled for today, March 17, 2016, at 8:00 am Central Time. Investors and analysts interested in participating in the call are invited to dial (877) 303-9132, conference ID# 67667008, approximately 10 minutes prior to the start of the call. The conference call will also be webcast at http://investors.michaels.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. The webcast will be accessible for 30 days after the call.  Additionally, a telephone replay will be available until March 24, 2016, by dialing (855) 859-2056, conference ID# 67667008.

Non-GAAP Information

This press release includes non-GAAP measures including Adjusted EBITDA, operating income excluding IPO and related party expenses (“Adjusted operating income,”) net income excluding IPO, related party fees and refinancing expenses (“Adjusted net income,”) weighted average shares outstanding assuming the IPO shares had been outstanding the entire period (“Adjusted shares outstanding”) and earnings per share excluding IPO, related party, refinancing expenses , free cash flow, and including adjusted shares outstanding (“Adjusted earnings per share.”)  The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company's business and facilitate a meaningful evaluation of its quarterly and fiscal 2015 diluted earnings per common share and actual results on a comparable basis with its quarterly and fiscal 2014 results.  In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this presentation. The Company's presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company's industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results as reported under GAAP.

Forward-Looking Statements

This news release includes forward-looking statements which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, share repurchases, liquidity and capital resources and other financial and operating information. The words "anticipate", "assume", "believe", "continue", "could", "estimate", "expect", “forecast”, "future", “guidance”, “imply”, "intend", "may", “outlook”, "plan", "potential", "predict", "project", and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the effect of economic uncertainty, risks associated with our substantial outstanding indebtedness of $2.8 billion, changes in customer demand, risks relating to our failure to adequately maintain security and prevent unauthorized access to electronic and other confidential information, increased competition including internet-based competition from other retailers, risks relating to our reliance on foreign suppliers, risks relating to how well we manage our business, risks related to our ability to open new stores and increase comparable store sales growth, damage to the reputation of the Michaels brand or our private and exclusive brands, and other risks and uncertainties including those identified under the heading “Risk Factors” in the Company’s Form 10-K filed with the Securities and Exchange Commission ("SEC"), which is available at www.sec.gov, and other filings that the Company may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not undertake and specifically disclaims any obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About The Michaels Companies, Inc.:

The Michaels Companies, Inc. is North America's largest specialty provider of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator.  As of February 27, 2016, the Company owned and operated more than 1,340 stores in 49 states and Canada under the brands Michaels, Aaron Brothers, and Pat Catan’s.  The Michaels Companies, Inc., also owns Artistree, a manufacturer of high quality custom and specialty framing merchandise, and Darice, a premier wholesale distributor in the gift and decor industry.  The Michaels Companies, Inc. produces a number of exclusive private brands including Recollections®, Studio Decor™, Bead Landing®, Creatology®, Ashland®, Celebrate It®, Art Minds®, Artist’s Loft®, Craft Smart® and Loops & Threads®. Learn more about Michaels at www.michaels.com.

Investor:

Kiley F. Rawlins, CFA

972.409.7404

Kiley.Rawlins@michaels.com

ICR, Inc.

Farah Soi/Anne Rakunas

203.682.8200

Farah.Soi@icrinc.com/Anne.Rakunas@icrinc.com

or

Media:

ICR, Inc.

Michael Fox/ Kristina Jorge

203.682.8200/ 646.277.1234

Michaels@icrinc.com

The Michaels Companies, Inc.

Consolidated Statements of Comprehensive Income

(in  thousands, except per share data)

(Unaudited)

	Quarter Ended		Fiscal Year Ended
	January 30,	January 31,	January 30,	January 31,
	2016	2015	2016	2015
Net sales	$1,682,489	$1,607,751	$4,912,782	$4,738,144
Cost of sales and occupancy expense	994,854	944,695	2,944,431	2,836,965
Gross profit	687,635	663,056	1,968,351	1,901,179
Selling, general and administrative	362,987	368,493	1,242,961	1,233,901
Related party expenses	—	—	—	35,682
Store pre-opening costs	460	605	4,786	5,067
Operating income	324,188	293,958	720,604	626,529
Interest expense	33,438	39,226	139,405	198,409
Losses on early extinguishments of debt and refinancing costs	2,413	6,332	8,485	74,312
Other expense, net	423	2,187	594	2,774
Income before income taxes	287,914	246,213	572,120	351,034
Provision for income taxes	104,248	89,653	209,208	133,639
Net income	$183,666	$156,560	$362,912	$217,395

Other comprehensive income, net of tax:
Foreign currency translation adjustment and other	(7,432)	(10,160)	(10,251)	(12,003)
Comprehensive income	$176,234	$146,400	$352,661	$205,392

Earnings per common share:
Basic	$0.88	$0.77	$1.75	$1.07
Diluted	$0.87	$0.75	$1.72	$1.05
Weighted-average common shares outstanding:
Basic	207,492	203,612	206,845	203,229
Diluted	209,409	208,132	209,346	207,101

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of comprehensive income:

	Quarter Ended		Fiscal Year Ended
	January 30,	January 31,	January 30,	January 31,
	2016	2015	2016	2015
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	59.1	58.8	59.9	59.9
Gross profit	40.9	41.2	40.1	40.1
Selling, general and administrative	21.6	22.9	25.3	26.0
Related party expenses	—	—	—	0.8
Store pre-opening costs	—	—	0.1	0.1
Operating income	19.3	18.3	14.7	13.2
Interest expense	2.0	2.4	2.8	4.2
Losses on early extinguishments of debt and refinancing costs	0.1	0.4	0.2	1.6
Other expense, net	—	0.1	—	0.1
Income before income taxes	17.1	15.3	11.6	7.4
Provision for income taxes	6.2	5.6	4.3	2.8
Net income	10.9%	9.7%	7.4%	4.6%

The Michaels Companies, Inc.

Consolidated Balance Sheets

(in  thousands, except per share data)

(Unaudited)

	January 30,	January 31,
	2016	2015
ASSETS
Current Assets:
Cash and equivalents	$409,391	$378,295
Merchandise inventories	1,002,607	958,171
Prepaid expenses and other	86,484	84,894
Income tax receivables	1,231	2,418
Total current assets	1,499,713	1,423,778
Property and equipment, net	378,507	386,372
Goodwill	94,290	94,290
Deferred income taxes	40,399	49,010
Other assets	10,368	7,658
Total assets	$2,023,277	$1,961,108

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$457,704	$447,165
Accrued liabilities and other	377,606	391,997
Current portion of long-term debt	24,900	24,900
Income taxes payable	44,640	25,570
Total current liabilities	904,850	889,632
Long-term debt	2,744,942	3,089,781
Other liabilities	97,580	93,220
Total liabilities	3,747,372	4,072,633

Stockholders’ Deficit:
Common Stock, $0.06775 par value, 350,000 shares authorized; 208,996 shares issued and outstanding at January 30, 2016, and 205,803 shares issued and outstanding at January 31, 2015	13,979	13,799
Additional paid-in-capital	592,420	557,831
Accumulated deficit	(2,308,438)	(2,671,350)
Accumulated other comprehensive loss	(22,056)	(11,805)
Total stockholders’ deficit	(1,724,095)	(2,111,525)
Total liabilities and stockholders’ deficit	$2,023,277	$1,961,108

The Michaels Companies, Inc.

Consolidated Statements of Cash Flows

(in  thousands)

(Unaudited)

	Fiscal Year Ended
	January 30,	January 31,
	2016	2015
Cash flows from operating activities:
Net income	$362,912	$217,395
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	114,756	110,858
Share-based compensation	15,064	19,387
Debt issuance costs amortization	8,467	10,333
Accretion of long-term debt, net	(150)	(516)
Deferred income taxes	8,611	15,282
Losses on early extinguishments of debt and refinancing costs	8,485	74,312
(Gains) losses on disposition of property and equipment	(25)	3,995
Excess tax benefits from share-based compensation	(14,507)	(5,081)
Changes in assets and liabilities:
Merchandise inventories	(44,213)	(60,343)
Prepaid expenses and other	(1,150)	10,613
Other assets	(34)	(324)
Accounts payable	24,217	76,710
Accrued interest	1,852	(45,647)
Accrued liabilities and other	(23,530)	14,294
Income taxes	44,941	1,006
Other liabilities	(1,649)	(277)
Net cash provided by operating activities	504,047	441,997

Cash flows from investing activities:
Additions to property and equipment	(123,920)	(137,780)
Purchase of long-term investment	(5,000)	—
Net cash used in investing activities	(128,920)	(137,780)

Cash flows from financing activities:
Payment of PIK notes	(184,467)	(627,142)
Borrowings on restated revolving credit facility	45,047	23,000
Payments on restated revolving credit facility	(45,047)	(23,000)
Borrowings on restated term loan credit facility	—	845,750
Payments on restated term loan credit facility	(174,900)	(20,650)
Payment of 2018 senior notes	—	(1,057,239)
Issuance of 2020 senior subordinated notes	—	255,000
Issuance of common stock	—	445,660
Payment of debt issuance costs	—	(12,363)
Payment of dividends	(492)	(530)
Change in cash overdraft	643	(2,075)
Proceeds from stock options exercised	22,655	27,211
Common stock repurchased	(21,977)	(21,557)
Excess tax benefits from share-based compensation	14,507	5,081
Other financing activities	—	(1,932)
Net cash used in financing activities	(344,031)	(164,786)

Net change in cash and equivalents	31,096	139,431
Cash and equivalents at beginning of period	378,295	238,864
Cash and equivalents at end of period	$409,391	$378,295

The Michaels Companies, Inc.

Earnings per Share

 (in  thousands, except per share)

(Unaudited)

The following table sets forth the computation of basic and diluted earnings per share:

	Quarter Ended		Fiscal Year Ended
	January 30,	January 31,	January 30,	January 31,
	2016	2015	2016	2015
Basic earnings per common share:
Net income	$183,666	$156,560	$362,912	$217,395
Less income related to unvested restricted shares	(1,341)	(626)	(1,900)	(835)
Income available to common shareholders - Basic	$182,325	$155,934	$361,012	$216,560

Weighted-average common shares outstanding - Basic	207,492	203,612	206,845	203,229
Basic earnings per common share	$0.88	$0.77	$1.75	$1.07

Diluted earnings per common share:
Net income	$183,666	$156,560	$362,912	$217,395
Less income related to unvested restricted shares	(1,329)	(612)	(1,877)	(819)
Income available to common shareholders - Diluted	$182,337	$155,948	$361,035	$216,576

Weighted-average common shares outstanding - Basic	207,492	203,612	206,845	203,229
Effect of dilutive stock options	1,917	4,520	2,501	3,872
Weighted-average common shares outstanding - Diluted	209,409	208,132	209,346	207,101
Diluted earnings per common share	$0.87	$0.75	$1.72	$1.05

The Michaels Companies, Inc.

Summary of Operating Data

(Unaudited)

The following table sets forth certain of our unaudited operating data:

	Quarter Ended		Fiscal Year Ended
	January 30,	January 31,	January 30,	January 31,
	2016	2015	2016	2015
Michaels stores:
Open at beginning of period	1,196	1,166	1,168	1,136
New stores	1	2	30	32
Relocated stores opened	—	—	17	13
Closed stores	(1)	—	(2)	—
Relocated stores closed	—	—	(17)	(13)
Open at end of period	1,196	1,168	1,196	1,168

Aaron Brothers stores:
Open at beginning of period	118	121	120	121
New stores	—	—	—	5
Closed stores	(1)	(1)	(3)	(6)
Open at end of period	117	120	117	120
Total store count at end of period	1,313	1,288	1,313	1,288

Other Operating Data:
Average inventory per Michaels store (in thousands)	$813	$790	$813	$790
Comparable store sales	3.1%	1.4%	1.8%	1.7%
Comparable store sales, at constant currency	4.7%	2.2%	3.2%	2.4%

The Michaels Companies, Inc.

Reconciliation of Adjusted EBITDA

(in  thousands)

(Unaudited)

	Quarter Ended		Fiscal Year Ended
	January 30,	January 31,	January 30,	January 31,
	2016	2015	2016	2015
Net cash provided by operating activities	$496,554	$405,495	$504,047	$441,997
Depreciation and amortization	(29,374)	(28,592)	(114,756)	(110,858)
Share-based compensation	(5,581)	(4,788)	(15,064)	(19,387)
Debt issuance costs amortization	(2,012)	(2,349)	(8,467)	(10,333)
Accretion of long-term debt, net	52	33	150	516
Deferred income taxes	(1,058)	(10,293)	(8,611)	(15,282)
Losses on early extinguishments of debt and refinancing costs	(2,413)	(6,332)	(8,485)	(74,312)
Gains (losses) on disposition of property and equipment	25	(3,995)	25	(3,995)
Excess tax benefits from share-based compensation	468	4,535	14,507	5,081
Other	—	1,223	—	—
Changes in assets and liabilities	(272,995)	(198,377)	(434)	3,968
Net income	183,666	156,560	362,912	217,395
Interest expense	33,438	39,226	139,405	198,409
Provision for income taxes	104,248	89,653	209,208	133,639
Depreciation and amortization	29,374	28,592	114,756	110,858
Losses on early extinguishments of debt and refinancing costs	2,413	6,332	8,485	74,312
Interest income	(389)	(136)	(615)	(363)
EBITDA (excluding losses on early extinguishments of debt and refinancing costs)	352,750	320,227	834,151	734,250
Adjustments:
Share-based compensation	5,581	4,788	15,064	19,387
Management fees to Sponsors and others	—	—	—	35,682
Transition costs	—	230	—	230
Severance costs	1,240	2,379	2,733	4,123
Store pre-opening costs	489	618	4,858	5,172
Store remodel costs	2,412	381	4,554	3,886
Foreign currency transaction losses	465	1,727	579	2,757
Store closing costs	(192)	196	(104)	1,931
IPO costs	—	—	—	2,134
Other	1,424	824	4,336	3,267
Adjusted EBITDA	$364,169	$331,370	$866,171	$812,819

The Michaels Companies, Inc.

Reconciliation of GAAP basis to Adjusted operating income, Adjusted net income and

Adjusted earnings per share

(in  thousands, except per share)

(Unaudited)

	13 Weeks Ended		52 Weeks Ended
	January 30,	January 31,	January 30,	January 31,
	2016	2015	2016	2015
Operating income	$324,188	$293,958	$720,604	$626,529
Add IPO related expenses (a)	—	—	—	32,348
Add Related Party (b)	—	—	—	5,468
Adjusted operating income	$324,188	$293,958	$720,604	$664,345

Net income	$183,666	$156,560	$362,912	$217,395
Add IPO related expenses (a)	—	—	—	32,348
Add Related Party (b)	—	—	—	5,468
Add interest savings, due to debt refinancing (c)	—	—	—	26,083
Add refinancing costs (d)	—	—	—	67,980
Less tax adjustment for above add-backs (e)	—	—	—	(45,360)
Adjusted net income	$183,666	$156,560	$362,912	$303,914

Weighted average common shares outstanding, diluted	209,409	208,132	209,346	195,578
Add common stock issued in IPO (f)	—	—	—	11,523
Adjusted weighted average common shares outstanding, diluted	209,409	208,132	209,346	207,101

Adjusted earnings per common share, diluted:	$0.87	$0.75	$1.72	$1.46

(a)	Excludes expenses related to the initial public offering on July 2, 2014
(b)	Removes the related party/sponsor fees related to the management contract that was terminated in connection with the IPO offering
(c)

Adjusts interest expense for refinancing of debt during the second quarter of fiscal 2014, including: (i) the redemption of all outstanding Senior Notes due 2018, (ii) incremental $850M term loan, and (iii) incremental $250M Senior Subordinated Notes.  Also adjusts the interest expense related to the redemption of the $439M of the PIK Toggle Notes during the second quarter of fiscal  2014 for all periods reported

(d)	Eliminates the loss on early extinguishments of debt and refinancing costs
(e)	Removes the impact of the IPO, related party/sponsor fees and debt refinancing on taxes
(f)	Reflects the number of common shares issued with the initial public offering on July 2, 2014 as if they had been available the entire period.